SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is between Russell L. Cohen (“Employee”), and Black Hills Corporation, a South Dakota corporation (“Employer”). Effective October 11, 2006, the employment relationship between Employer and Employee terminated.

Except for any outstanding vested Restricted Stock Units to which Employee is entitled under Employer’s deferred compensation plan, Employee acknowledges and agrees that he has received all wages, benefits, stock, stock options, and other compensation, including earned unused vacation, due to him by reason of his employment with Employer. Employee further acknowledges that he has returned to Employer all property, documents, and data belonging to Employer that previously was in his possession. Employer now agrees to pay additional consideration to Employee as a severance benefit.

For severance pay, if Employee signs and does not revoke this Agreement, Employer shall pay to Employee a sum equal to two hundred thirty five thousand dollars ($235,000.00), less applicable withholdings and deductions (the “Severance Amount”). The Severance Amount will be paid in one lump sum payment, less applicable withholdings and deductions, in a check made payable to “Russell Cohen” and delivered to Andrew Petrie, Employee’s counsel, on or before the tenth business day after Employee signs this Agreement.

Employee’s termination of employment is considered a qualifying event allowing Employee to continue medical/health insurance coverage and dental coverage (COBRA) for up to eighteen (18) months. Employer will provide Employee with the initial three (3) months’ coverage, October 12, 2006 through January 12, 2007. The three (3) months of coverage provided by Employer is taxable to Employee. At the end of the three (3) months, Employee will be responsible for payment of all premiums associated with continuation of coverage for the remaining months of eligibility. Employee will be informed of the details regarding continuation of coverage (COBRA) in a separate letter.

Employee will also be provided with an opportunity to receive outplacement services. Employer will provide an allowance of up to $2,000.00 for this service. This amount will include associated fees and preapproved expenses. Shannon Ross, Human Resource Manager, will assist Employee in securing these services. Employee will have up to sixty (60) days from the date Employee signs this Agreement to begin to receive these services. If Employee does not elect to receive the services within this timeframe, it will be determined that Employee elected to not take advantage of the services.

In consideration of receiving Severance Amount, three (3) months of COBRA, and outplacement assistance, (collectively the “Severance Benefits”), Employee hereby waives, releases and discharges all rights, remedies, claims and causes of action, known or unknown, suspected or unsuspected, that he may have against Employer, for any matter relating to his employment, or the termination of his employment. This release includes, but is not limited to any claim, right, remedy or cause of action arising under:

-	any common law theory;
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any federal, state or local statute, ordinance or regulation, including any cause of action pertaining to employment or employment discrimination (race, age, color, sex or marital status, religion, national origin or ancestry, disability, or any other characteristic protected by law);

-	any tort theory;
-	any contract theory;
-	any statute, ordinance or regulation authorizing the recovery of attorney’s fees, liquidated damages, punitive damages or interest.

This release does not cover any indemnification rights to which Employee may be entitled under state law or Employer’s Articles of Incorporation, Bylaws, or insurance policies. The release does not cover any outstanding vested Restricted Stock Units to which Employee is entitled under Employer’s deferred compensation plan, and those vested Restricted Stock Units will be distributed to Employee pursuant to the terms of that plan, less all applicable withholdings and deductions, subject to all applicable tax laws.

Employee specifically releases and waives all rights, remedies, claims and causes of action, known or unknown, suspected or unsuspected, that he may have against Employer for any matter related to his employment and the termination of that employment under the Age Discrimination and Employment Act of 1967, 29 U.S.C. §§ 6221-634. Employee knowingly and voluntarily makes this release.

This release does not cover rights, remedies, claims and causes of action that may arise after the date of the execution of this Agreement, although Employee’s agreement, if any, to perform future actions remain in effect. This release is not given in exchange for consideration of anything of value to which Employee already is entitled. Employee has been advised in writing to consult, and has consulted, with an attorney before executing this Agreement. Employee has been given a reasonable period of time (at least twenty-one (21) days) to consider this Agreement before executing it. Employee may execute this Agreement prior to the end of the twenty-one (21) day time period, and, if he does so, Employee waives any right he had to review this Agreement for the full twenty-one (21) days. This Agreement may be revoked by Employee within seven (7) days after execution of this Agreement by Employee. This Agreement shall not become effective or enforceable until the revocation period has expired. The seven (7) day revocation period shall not be shortened by the parties, by agreement or otherwise.

As further consideration for payment of Severance Benefits, Employee shall hold the terms of this Agreement in the strictest confidence. The terms shall not be disclosed to anyone, except to Employee’s spouse and legal and tax advisors, for whom Employee agrees to assume responsibility for any disclosure by them of the terms of this Agreement. Disclosure may be made by Employee if required by subpoena or court order for information about the terms of this Agreement.

Employee shall not disclose to any person or entity any confidential information and/or trade secrets concerning Employer’s (or its subsidiaries’ and affiliates’) business operations, financial status or condition, strategic plans, personnel, or other matters. Nothing contained in

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this Agreement shall restrict Employee from working as an employee, officer, consultant or director for any business that competes with Black Hills Corporation, so long as Employee does not use or disclose Employer’s confidential information or trade secrets.

Employee agrees not to make to any person any statement that disparages Employer, including, but not limited to, statements regarding this Agreement or the consideration provided under this Agreement, Employer’s financial condition, employment practices, or its officers, directors, board members, employees, or affiliates. Employer shall direct its Officers and Board Members not to make any statement that disparages Employee. Employer agrees that, upon requests for information from prospective employers concerning Employee, Employer will confirm only Employee’s job titles and dates of employment with Employer.

Employee agrees to cooperate with Employer in any pending or future legal proceedings, whether administrative or judicial, including, without limitation, making himself available to Employer and/or Employer’s legal counsel for witness interviews, deposition preparation, depositions, hearing testimony, and trial testimony; provided, however, that the time Employee devotes to satisfying his obligations under this paragraph shall be reasonable and will be coordinated through Employer’s General Counsel. Employer shall reimburse Employee for his out of pocket costs associated with such cooperation, but Employer will not pay Employee a fee or otherwise compensate Employee for his time.

Nothing contained in this Agreement, and no action taken by any party to this Agreement, shall be construed as an admission by any party of liability or of any fact that might give rise to liability for any purpose whatsoever.

This Agreement is made and entered into in the state of South Dakota, and shall in all respects be interpreted, enforced and governed by the laws of the state of South Dakota.

If any part of this Agreement is determined by a court of last resort to be unlawful, invalid or otherwise unenforceable, the balance of this Agreement shall remain in full force and effect, and the offending provisions shall be deemed amended to the extent necessary to conform to the law. This Agreement constitutes the entire agreement of the parties and supercedes any previous agreement, written or oral, as well as any other representation or understanding relating to the employment of Employee or the termination of such employment. No purported modification or waiver of any provision of this Agreement shall be binding unless in writing and signed by both parties.

[Signature page follows]

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By signing this Agreement, I acknowledge that I have read this Agreement carefully, had the opportunity to consult with counsel, that I understand the terms of this Agreement, and voluntarily agree to them.

Dated this 1st day of December, 2006.

BLACK HILLS CORPORATION

By: /s/ David R. Emery
David R. Emery
Chairman, President and CEO

EMPLOYEE

/s/ Russell L. Cohen	December 1, 2006
NAME	DATE

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